Exhibit (c)(1)






                                FAIRNESS OPINION
                                 AND LOGIC MEMO
                                       FOR
                            ALLCITY INSURANCE COMPANY
















                             SANDERS MORRIS HARRIS


                                 HOUSTON, TEXAS

                                 MARCH 31, 2003

March 31, 2003

The Special Committee                                   G. CLYDE BUCK
Allcity Insurance Company                               SENIOR VICE PRESIDENT &
45 Main Street, 3rd Floor                               MANAGING DIRECTOR
Brooklyn, NY 11201


Gentlemen:

           You have advised Sanders Morris Harris ("SMH") that Leucadia National Corporation ("Leucadia") has proposed a tender offer by Leucadia to acquire the publicly held outstanding common stock of Allcity Insurance Company ("Allcity") (approximately 9% of the total shares outstanding) at a price of approximately $2.75 per share in cash (the "Transaction"). The Special Committee has retained SMH as its financial advisor, which assignment includes SMH issuing a written opinion ("Opinion") as to the fairness, from a financial point of view, to the public shareholders of Allcity of the financial terms of the proposed Transaction.

           SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

           In arriving at our Opinion, we have, among other things:

           1. Reviewed Allcity's publicly available audited annual and unaudited quarterly GAAP financial statements from December 31, 1998 to December 31, 2002;

           2. Reviewed Allcity's annual and quarterly statutory financial statements from December 31, 1998 to December 31, 2002;

           3. Reviewed Allcity's recent press releases dated January 15, 2003, November 14, 2002, August 14, 2002, July 25, 2002,
                      May 13, 2002, April 1, 2002, November 14, 2001, August 14,
                      2001, May 15, 2001, and April 2, 2001;


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Allcity Insurance Company
March 31, 2003
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           4.         Reviewed Empire Insurance Group's "Discussion Memorandum"
                      dated July 1, 2002;

           5. Reviewed Empire Insurance Group's "Leucadia Operations Meeting" Presentation dated December 11, 2001;

           6. Reviewed Empire Insurance Group's "Board of Directors Meeting Financial and Operations Summary" Presentation dated December 17, 2001;

           7. Reviewed Empire Insurance Group's "Operating Plan During Runoff" Presentation dated December 2001;

           8. Reviewed Empire Insurance Group's "Board of Directors Meeting" Presentations dated March, August, September and December 2002 and March 2003;

           9. Reviewed and discussed with management the unaudited preliminary December 31, 2002 balance sheet and adjusted net book value of the Company and the related assumptions;

           10. Reviewed the Company's budgeted statement of income for the Company's projected runoff period, dated February 13, 2003;

           11. Reviewed a memo from the Company's actuary, David Christhilf, regarding loss and loss adjustment expense reserves as of December 31, 2002, dated February 13, 2003;

           12. Discussed with management of Allcity the outlook for future operating results, the assets and liabilities of Allcity, materials in the foregoing documents, and other matters we considered relevant to our inquiry; and

           13. Considered such other information, financial studies, analyses and investigations, as we deemed relevant under the circumstances.


           In our review and in arriving at our Opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects, (ii) with respect to any estimates, evaluations and projections furnished to us, assumed that such information was reasonably prepared and based upon the best


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Allcity Insurance Company
March 31, 2003
Page - 3 -


currently available information and good faith judgement of the person furnishing the same, and (iii) not made an independent evaluation or appraisal of specific assets or liabilities of Allcity.

We are not experts in the evaluation of insurance reserves. In rendering our Opinion, we have relied upon the reserve information furnished by Allcity.

Our Opinion is based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. SMH consents to the inclusion of the text of this Opinion in any notice or appropriate disclosure to the public shareholders of Allcity and in any filing Allcity is required by law to make.

           Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the proposed Transaction is fair to the public shareholders of Allcity from a financial point of view.



                                         SANDERS MORRIS HARRIS, INC.

                                         By: /s/ G. Clyde Buck
                                             ----------------------------
                                             G. Clyde Buck
                                             Managing Director